Exhibit 99.1

LIVE NATION ANNOUNCES THE CLOSING OF $250 MILLION

SENIOR NOTES OFFERING AND $1.2 BILLION CREDIT FACILITY

LOS ANGELES, May 6, 2010 – Live Nation Entertainment, Inc. (“Live Nation”) (NYSE: LYV) announced today the closing of its previously announced private offering of $250.0 million aggregate principal amount of Senior Notes due 2018 (the “Notes”). The Notes have an interest rate of 8.125% per annum and were issued at a price equal to 100% of their face value.

Live Nation also announced it has entered into a new $1.2 billion senior secured credit facility providing for $900.0 million of term loans and a $300.0 million revolving credit facility to replace its and Ticketmaster Entertainment LLC’s existing credit facilities.

Live Nation intends to use the net proceeds from the offering of the Notes along with borrowings under the new term loans to repay in full the borrowings under its and Ticketmaster’s existing credit facilities, convert existing preferred stock of one of its subsidiaries into the right to receive a cash payment, pay related fees and expenses, and for general corporate purposes.

“We’re extremely pleased with this refinancing which allowed us to simplify our capital structure and provides us with substantial liquidity to meet our expected capital requirements for the foreseeable future. The refinancing has also allowed us to complete our organizational re-alignment with the merger of Ticketmaster into Live Nation creating additional cash flow benefits for the company” stated Michael Rapino, CEO of Live Nation.

Additional details of the Notes and the new credit facility are outlined in Live Nation’s Current Report on Form 8-K dated today, which will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell any of the Notes or any other securities, nor will there be any sale of the Notes or any other securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Notes were issued in reliance on the exemption from the registration requirements provided by Rule 144A under the Securities Act and, outside of the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. None of the Notes have been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements regarding Live Nation’s intended use of the resulting proceeds for the issuance of the Notes and the new credit facility. There is no assurance that Live Nation will use the proceeds as presently intended. Investors should not place undue reliance on forward-looking statements as predictions of future results. Live Nation undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

CONTACT: Linda Bandov (lindabandov@livenation.com) for Live Nation (+1-310-867-7000)

Information found on Live Nation’s website is not incorporated by reference.